EXHIBIT 99.3

Wednesday June 10, 5:06 pm Eastern Time

Company Press Release

3DX Technologies Inc. Announces Sale of Common Stock

HOUSTON--(BUSINESS WIRE)--June 10, 1998--3DX Technologies Inc. (NASDAQ:TDXT news) today announced that it has signed an agreement with several investors providing for the issuance and sale of up to $5,000,000 worth of its Common Stock at a purchase price of $1.50 per share. The agreement calls for the immediate sale of $2,200,000 worth of stock at the agreed price and giving the investors a 60 day option to elect to purchase the remaining $2,800,000 worth of stock upon stockholder approval. The first sale closed today while the second transaction will close following a stockholder's meeting that will be held as soon as possible.

Ronald P. Nowak, president and CEO of 3DX commented: "This infusion of capital will allow 3DX to go forward with its business. The money is designated for payment of certain obligations relating to current exploration operations and particularly to continue the drilling of our prospect portfolio."

3DX Technologies Inc. is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

Certain statements in this news release regarding the timing of the offering, future expectations and plans for oil and gas exploration, development and production may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as required approvals and conditions under the stock purchase agreement, operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. Certain of these risks are discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as well as other filings with the Securities and Exchange Commission. There can be no assurance as to the amount to be received by the Company in the offering or that the Company's exploration activities will be successful in meeting the Company's expectations. The securities being offered are not being registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:

     3DX Technologies, Houston
     Ronald P. Nowak or Russell L. Allen, 281/579-3398